Exhibit 10.1

*****CONFIDENTIAL TREATMENT REQUESTED*****

Confidential terms of this agreement which have been redacted are marked (“[*****]”). The omitted materials have been filed separately with the Securities and Exchange Commission.

LIMITED LIABILITY COMPANY AGREEMENT

FOR

KEYSTONE REDEVELOPMENT PARTNERS, LLC

Dated: December 26, 2005

*****CONFIDENTIAL TREATMENT REQUESTED*****

LIMITED LIABILITY COMPANY AGREEMENT

FOR

KEYSTONE REDEVELOPMENT PARTNERS, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is made as of the 26th day of December 2005, by and between TER KEYSTONE DEVELOPMENT, LLC, a Delaware limited liability company with an office at 1000 Boardwalk, Atlantic City, New Jersey 08401 (hereinafter “TER”), and the Persons listed on Schedule A hereto, having the addresses set forth on Schedule A (the “General Members” and individually, a “General Member”; TER and the General Members and shall be referred to as the “Members” and individually as a “Member”).

RECITALS:

WHEREAS, TER has entered into an options agreement dated September 30, 2005 (the “Option”) pursuant to which TER has the right to purchase or lease certain premises located at the intersection of Fox Street and Roberts Avenue in Philadelphia, Pennsylvania, comprising approximately eighteen (18) acres (the “Premises”) on the terms and conditions provided in the Option; and

WHEREAS, TER has conducted certain pre-development activities, including obtaining title reports, surveys, environmental reports, site plan studies and conceptual design plans, in preparation for developing a slot parlor and entertainment facility (the “Facility”) on the Premises; and

WHEREAS, TER has the ability, experience and reputation needed to develop and construct the Facility; and

WHEREAS, the Members desire to form a limited liability company pursuant to the Delaware Limited Liability Company Act to jointly lease or purchase the Premises and construct, own and operate the Facility.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS

1.1 For purposes of this Agreement, the following terms shall have the definitions set forth below:

“AAA” shall have the meaning set forth in Section 15.1 hereof.

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“Act” means the Delaware Limited Liability Company Act (Chapter 18, Title 6 of the Delaware Code) and any successor statute, as may be amended from time to time.

“Additional Member” means any Person or entity admitted as a Member of the Company pursuant to this Agreement.

“Adjusted Cash Flow” means the gross receipts, net proceeds and all other revenues and amounts received by the Company (including the net proceeds received by the Company from operations, any financing or refinancing, a sale or other disposition of any or all or substantially all of the Property), less (a) all Operating Expenses of the Company, (b) payments of interest, principal or fees on any Company loans and (c) increases, if any, in reserves established by the Board for the Company from time to time for working capital and other purposes (including, if the Board shall so determine, for the purpose of enabling the Company to have a sufficient amount of funds to repay any interest, principal and other fees in respect of any loans made to the Company and/or which are secured by any of the Property).

“Affiliate” means: (a) any entity or individual that directly or indirectly controls or holds the power to vote fifty percent (50%) or more of the outstanding voting securities of the Person in question; (b) any Person fifty percent (50%) or more of whose voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; and (d) if such other Person is an officer, director or partner, any company for which such Person acts in any such capacity.

“Affiliate Transfer” shall have the meaning set forth in Section 12.1 hereof.

“Agreement” means this Limited Liability Company Agreement as originally executed and as amended, modified, supplemented or restated from time to time.

“Applicable Law” shall have the meaning set forth in Section 5.2 hereof.

“Board of Member Representatives” or “Board” shall mean the board of member representatives elected by the Members pursuant to Section 7.1(a) hereof.

“Books and Records” shall have the meaning set forth in Section 8.1(d) hereof.

“Borrowing Member” shall have the meaning set forth in Section 5.2 hereof.

“Business Plan” means the Business Plan referenced in Section 7.2 approved by the parties as amended from time to time, an initial copy of which is annexed hereto as Schedule C and made a part hereof.

“Capital Account” or “Capital Accounts” shall have the meaning as set forth in Section 3.3 hereof.

“Capital Contribution” means, with respect to any Member (or any other Person who is admitted as a Member), any money or other property contributed by such Member or Person to the capital of the Company.

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“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware, pursuant to the Act to form the Company, as originally executed and as amended, modified, supplemented or restated from time to time.

“Chairman” shall have the meaning set forth in Section 7.1(b)(iv) hereof.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a particular Section of the Code shall be deemed to include any successor Section or provision to such Section.

“Company” means Keystone Redevelopment Partners, LLC, a Delaware limited liability company.

“Company Notice” shall have the meaning set forth in Section 12.5(b) hereof.

“Conditions of Transfer” shall have the meaning set forth in Section 12.2 hereof.

“Construction Documents” shall have the meaning set forth in Section 7.3(i) hereof.

“Default” shall have the meaning set forth in Section 13 hereof.

“Defaulting Member” shall have the meaning set forth in Section 13 hereof.

“Design Team” shall have the meaning set forth in Section 7.3(a) hereof.

“Developer” shall have the meaning set forth in Section 7.3 hereof.

“Development Budget” shall have the meaning set forth in Section 7.3(b) hereof.

“Dissolution Event” shall have the meaning set forth in Section 11.1 hereof.

“Drag Along Obligation” shall have the meaning set forth in Section 12.7(a) hereof.

“Electing Member” shall have the meaning set forth in Section 12.9(b) hereof.

“Event of Default” shall have the meaning set forth in Section 13 hereof.

“Expedited Procedures” shall have the meaning set forth in Section 15.1 hereof.

“Facility” shall have the meaning set forth in the Recitals hereof.

“Financial Statements” shall mean an income statement, balance sheet and a sources and use of cash statement, all prepared in conformity with Generally Accepted Accounting Principles and on a basis consistent in all material respects with that of the preceding period (except as to those changes or exceptions disclosed in such Financial Statements).

“Fiscal Year” means the Company’s fiscal year, which shall commence on January 1st and end on December 31st of each year, provided that the first fiscal year of the Company shall be deemed to have commenced upon the filing of the Certificate of Formation and shall end on December 31, 2005.

*****CONFIDENTIAL TREATMENT REQUESTED*****

“Gaming Act” shall have the meaning set forth in Section 12.2(b) hereof.

“Gaming Authorities” shall mean the Pennsylvania Gaming Control Board, and all other agencies, authorities and instrumentalities of any state, nation, or other governmental entity, or any subdivision thereof, regulating gaming or related activities.

“Generally Accepted Accounting Principles” shall mean generally accepted accounting principles as in effect from time to time by the American Institute of Certified Public Accountants.

“General Representatives” shall have the meaning set forth in Section 7.1(b) hereof.

“Governmental Authorities” or “Authority” means the Commonwealth of Pennsylvania, any other political subdivision in which the Facility is located, and any court or political subdivision, agency, commission, board or instrumentality or officer thereof, whether federal, state or local, having or exercising a jurisdiction over the Members and the Company.

“Indemnified Person” shall have the meaning set forth in Section 9.1 hereof.

“Initial Capital Contribution” shall mean the initial amount of capital contributed to the Company by the Members. The Initial Capital Contribution of the original Members as of the date hereof is set forth on Schedule B attached hereto.

“Interest” shall mean the ownership interest of a Member, from time to time, including such Member’s Capital Contributions, Percentage Interest, Capital Account and any and all other benefits to which the holder of such interest may be entitled, as provided in this Agreement and by applicable Law, together with all obligations of such Member to comply with the terms and provisions of this Agreement.

“Involuntary Withdrawal” means, with respect to any Member, the occurrence of any of the following events:

(a) the Member makes an assignment for the benefit of creditors;

(b) the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

(c) the Member files a petition seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, Law, or regulation;

(d) the Member seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member’s properties;

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(e) any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, Law, or regulation, continues for one hundred twenty (120) days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is not vacated or stayed for one hundred twenty (120) days or, if the appointment is stayed, for one hundred twenty (120) days after the expiration of the stay during which period the appointment is not vacated; and

(f) the Member files an answer or other pleading admitting or failing to contest the material allegations of a voluntary or an involuntary petition filed against the Member in any proceeding described in Subsections (a) through (e).

“Law” means any statute, ordinance, promulgation, law, treaty, rule, regulation, code, judicial or administrative precedent or order of any court or any other Governmental Authority.

“Lease” means the ground lease for the Premises to be entered into by the Company as contemplated by the Option.

“Liquidation of the Company” shall have the meaning set forth in Section 3.3(d) hereof.

“Management Agreement” means the management agreement entered into by and between the Company and TER Management Co., LLC on the date hereof.

“Manager” shall mean TER Management Co., LLC.

“Member” means TER, the General Members and each Person who or which may hereafter become a party to this Agreement.

“Net Profits” and “Net Losses” means, for each Fiscal Year of the Company, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code; provided, however, that such taxable income or loss shall be further adjusted as follows: (a) such taxable income or loss shall reflect all Company items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code; (b) such taxable income or loss shall be increased by any tax-exempt income of the Company and reduced by any expenditures of the Company that can neither be capitalized nor deducted; and (c) such taxable income or loss shall not include any items of Company income, gain, loss of deduction which is specially allocated to any Member pursuant to Sections 6.3 or 6.4. If the Company’s taxable income or loss for a Fiscal Year, as adjusted in the manner provided above, is a positive amount, such amount shall be the Company’s Net Profit for such Fiscal Year; and if a negative amount, such amount shall be the Company’s Net Loss for such Fiscal Year. Notwithstanding anything in this Agreement to the contrary, it is the agreement of the parties that the Initial Capital Contributions set forth on Schedule A will not be part of the calculation to determine the amount of Net Profit or Net Loss.

“Notices” shall have the meaning set forth in Section 16.3 hereof.

*****CONFIDENTIAL TREATMENT REQUESTED*****

“Offer” shall have the meaning set forth in Section 12.9(a) hereof.

“Offer Price” shall have the meaning set forth in Section 12.5(a) hereof.

“Offered Interest” shall have the meaning set forth in Section 12.5(a) hereof.

“Opening Date” shall have the meaning set forth in Section 7.1(b) hereof.

“Operating Expenses” shall mean those necessary or reasonable operating expenses, including, without limitation, costs of operating supplies, payroll and benefits, marketing, administration, maintenance, energy, insurance, license fees, management fees, all costs and expenses of licensing Manager’s or the Company’s employees, incurred on behalf of the Company in connection with conducting and operating the Facility, as well as ad valorem taxes, gaming license taxes, payroll taxes, fees, assessments and other payments due any Governmental Authorities (other than excise, sales and use taxes, withholding taxes and taxes in respect of income or profits), computed on an accrual basis, deductible under Generally Accepted Accounting Principles in determining “Operating Income” (as defined in casino industry practice) for purposes of preparing a statement of operations for the Facility, other than depreciation.

“Operating Permits” shall mean all licenses, permits, approvals, consents and authorizations from Governmental Authorities that are necessary to own, open, operate and occupy the Facility, other than Manager Operating Permits, including gaming licenses.

“Percentage Interest” means, for any Member, the percentage set forth opposite such Member’s name on Schedule B attached hereto, as such Schedule may be amended from time to time to reflect a change in such percentages (including, but not limited to, by reason of the admission of new Members).

“Permitted Transfer” shall have the meaning set forth in Section 12.2 hereof.

“Person” means any natural person, corporation, governmental authority, trust, partnership, joint venture, limited liability company, unincorporated association or other entity.

“Plans and Specifications” shall have the meaning set forth in Section 7.3(f) hereof.

“Pre-Formation Development Materials” means the surveys, studies, design drawings and applications for permits, licenses or approvals, together with any such permits, licenses or approvals which TER or any of its Affiliates have applied for or procured prior to the date of this Agreement which pertain to the Premises, which are to be contributed to the Company by TER as part of its Initial Capital Contribution.

“Premises” shall have the meaning set forth in the Recitals hereof.

“Proceeding” shall have the meaning set forth in Section 9.1 hereof.

“Property” means, individually or collectively, any and all of the property, assets and rights of any type owned by the Company.

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“Representative” shall have the meaning set forth in Section 7.1(b) hereof.

“Required Sale” shall have the meaning set forth in Section 12.7(a) hereof.

“Required Sale Notice” shall have the meaning set forth in Section 12.7(a) hereof.

“Requisite Vote of the Members” shall mean the affirmative vote, at a meeting or by written consent, of Members holding seventy-five (75%) percent or more of the Percentage Interests of the Company.

“Restricted Area” shall have the meaning set forth in Section 12.10 hereof.

“ROFO Agreement” shall have the meaning set forth in Section 7.3 hereof.

“Rules” shall have the meaning set forth in Section 15.1 hereof.

“Sale Proposal” shall have the meaning set forth in Section 12.7(a) hereof.

“Secretary” shall have the meaning set forth in Section 7.1(b)(iv) hereof.

“Selling Member” shall have the meaning set forth in Section 12.5(a) hereof.

“Selling Member’s Notice” shall have the meaning set forth in Section 12.5(a) hereof.

“Tax Loan” shall have the meaning set forth in Section 5.2 hereof.

“Tax Payment Distribution” shall mean, with respect to each Member, an amount equal to:

(x)	the product of:

(i)	the amount of taxable income allocated to such Member in the subject calendar year (the “Allocation Year”) and

(ii)	a percentage equal to the highest combined marginal Federal and state income tax rate applicable to any of the Members (such combined rate to be used in calculating the Tax Payment Distribution for all Members) for the Allocation Year

less

(y)	the amount of distributions made to such Member during the Allocation Year excluding any Tax Payment Distribution paid during the Allocation Year relating to the year proceeding the Allocation Year.

“TER Notice” shall have the meaning set forth in Section 12.5(a) hereof.

“TER Representatives” shall have the meaning set forth in Section 7.1(b) hereof.

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“Third Party” shall have the meaning set forth in Section 12.5(a) hereof.

“Third Party Buyer” shall have the meaning set forth in Section 12.9(a) hereof.

“TMM” shall have the meaning set forth in Section 10.3 hereof.

“Trademark License Agreement” means the trademark license agreement entered into by and between the Company and Trump Entertainment Resorts Holdings, L.P. on the date hereof.

“Transfer” means, with respect to any Interest (or any portion), any transfer, assignment, sale, exchange, mortgage, pledge, hypothecation, grant of a security interest in, encumbering or other disposition of, whether by operation of law or otherwise, all or any portion of such Interest.

2. FORMATION

2.1 Name and Formation. The Members do hereby form the Company under the name of Keystone Redevelopment Partners, LLC pursuant to the Act. The rights and obligations of the Members shall be as set forth in the Act except as this Agreement expressly provides otherwise. The Certificate of Formation of the Company that has been filed is hereby adopted and ratified by the Members. In the event of a conflict between the terms of this Agreement and the terms of the Certificate of Formation, the terms of the Certificate of Formation shall prevail. In the event that as of the date hereof less than all of the General Members have fully executed this Agreement, then TER and such of the General Members executing this Agreement hereby form the Company pursuant to this Agreement as of the date hereof, and authorize the Board to accept as General Members on or before January 13, 2006, such Persons listed on Schedule B hereto, for the capital contributions and at the Percentage Interests set forth on Schedule B. In the event that any such Person has not executed this Agreement as a General Member on or before January 13, 2006, then notwithstanding anything contained herein to the contrary, the Board, acting unanimously, shall have the full power and authority to accept subscriptions for membership to the Company from then existing Members or from other Persons in substitution for the Persons listed on Schedule B who have not executed this Agreement by such date, on such terms and subject to such conditions as the Board shall determine, and upon such acceptance, to prepare and substitute a new Schedule B to this Agreement to indicate the names, capital contributions and percentage interests of the Members.

2.2 Documentation. Each Member hereby agrees to execute and deliver to the Company within five (5) days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Company deems necessary, useful or appropriate to comply with any acts, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Agreement, to preserve the Company as a limited liability company under the Act and to enable the Company to be taxed as a partnership for federal and state income tax purposes.

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2.3 Registered Agent and Office. The registered agent is Corporation Service Company. The registered office is at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The principal place of business and mailing address of the Company shall be determined by the Members. The Company may maintain additional offices at such locations as the Board deems advisable.

2.4 Term. The Company shall commence upon the filing of the Certificate of Formation, and shall continue in full force and effect in perpetuity; provided, however, that the Company shall be dissolved prior to such date upon the happening of any of the events described in Section 11.

2.5 Purpose. The purpose of the Company shall be the ownership, financing, development and operation of the Facility; and the carrying out of any other business, purpose or activity approved by the Members and permitted under the Act or the Laws of any jurisdiction in which the Company may do business. The Company shall have the authority to do all things necessary or advisable in order to accomplish such purposes.

2.6 Entity Declaration. The Members intend for the Company to be classified, and to be treated, as a partnership for federal, state and local tax purposes. No Member shall take any action inconsistent with this express intent of the Members. This Agreement shall be interpreted in such a way that the provisions comply with applicable portions of Subchapter K of the Code. In the absence of a specific provision covering a specific matter, or in the event of conflict between a provision of this Agreement and Subchapter K of the Code and the Regulations thereunder, the provisions of Subchapter K of the Code and the Regulations thereunder shall apply. Other than for tax purposes, the Company shall not be treated as a general partnership, limited partnership or a joint venturer, and no Member shall be considered a partner or joint venturer of or with any other Member, and this Agreement shall not be construed otherwise. No Member shall have any liability or obligation to the Company or to any other Member other than as specifically provided for herein.

2.7 Title to Company Property. All of the Company’s right, title and interest in tangible property, intangible property, real property, personal property and other assets acquired by the Company shall be held in the name of the Company as an entity; provided, however, that the Company may transfer the Option to a subsidiary or affiliate of the Company, and lease the Premises from such subsidiary or affiliate of the Company if doing so will provide more favorable tax treatment to the Company. The Members shall execute such documents as may be necessary to reflect the Company’s ownership interest in such property and shall record the same in such public offices as shall be necessary to reflect such ownership interest by the Company. No Member shall have an ownership interest in any property of the Company in its own name or right except any such right held pursuant to a separate written agreement approved by the Board of Member Representatives, and each Member’s Interest in the Company shall be personal property for all purposes.

2.8 Trade Name. The Company shall adopt such trade name as may be specified from time to time by the Board.

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2.9 Facility Name. On the date hereof, the Company shall enter into the Trademark License Agreement and the Chairman of the Board is hereby authorized to execute and deliver the Trademark License Agreement on behalf of the Company. The Company shall thereafter adopt such name for the Facility as may be specified by the Board, subject to the terms and conditions of the Trademark License Agreement.

2.10 No Right To Obligate or Incur Liabilities For Other Members. Each of the Members hereby covenants and agrees that it will not do any act or incur any obligation on behalf of the Company of any kind whatsoever, except as herein expressly authorized and permitted in this Agreement and each Member hereby agrees to indemnify and hold harmless the other Members from any obligation or liability, including the reasonable expenses of defense thereof, arising out of its breach of any of the provisions hereof.

2.11 Representations and Warranties.

(a) Each Member represents and warrants to the Company and to the other Members that as of the date of this Agreement:

(i) Such Member is a corporation or a limited liability company, as the case may be, duly organized and validly existing under the Laws of the state of its organization and is qualified to do business in the Commonwealth of Pennsylvania, has all necessary corporate or limited liability company power and authority under its articles of Incorporation and Bylaws or other applicable organizational documents and the Laws of the state of organization to own its properties and assets, to conduct its business as now conducted or as contemplated by this Agreement, and to execute and deliver and perform its obligations under this Agreement.

(ii) The execution and delivery of this Agreement, the formation of the Company and the performance of all obligations hereunder required to be performed by such Member have been duly authorized by all necessary corporate (or other organizational) action and do not and will not result in a breach or violation of, or default under, or will not with the giving of notice or passage of time, or both, result in a default under, its Articles of Incorporation and Bylaws (or other applicable organizational documents), any agreement, commitment, order, judgment or decree by which such Member or any of its constituent shareholders or members or any of such Members respective properties is or are bound, or any statute, regulation, order or other law by which such Member or any of its constituent shareholders or members is or are subject.

(iii) This Agreement is binding upon such Member and is enforceable against it or him in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the rights and remedies of creditors generally and limitations imposed by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(iv) Such Member is not a “foreign person” within the meaning of Section 1445(f) of the Code.

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(v) Such Member is acquiring his or its Interest in the Company for his or its own account, not as nominee or agent, and not with a view to or for sale in connection with a distribution of all or any part of its Interest and such Member has no present intention of selling, granting any participation in, or otherwise distributing the same.

(vi) Such Member has been informed by the Company and understands that the Interests have not been, nor will be, registered under the Securities Act or under any state securities laws; and such Member further understands that the Interests are “restricted securities” under the federal securities laws and may only be resold without registration under the Securities Act in certain limited circumstances.

(vii) Such Member is an “Accredited Investor,” as defined in Regulation D under the Securities Act, and that such Member considers himself or itself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits; and risks of an investment in the Company, and such Member is able to bear the economic risks of an investment in the Company, including the risk of a complete loss of the investment therein.

(viii) Such Member has not retained any broker or finder or other person who is entitled to any brokers or finder’s fee or any other commission or financial advisory fee in connection with the formation of the Company or the acquisition by such Member of its Interest.

(ix) Such Member is relying upon his own counsel, accountant and/or business advisor(s) concerning legal, tax, business and related aspects of such Member’s investment in the Company, and is not acquiring his or its Interest based upon any representation, oral or written, by any Person with respect to the future value of, or income from, the Interest or the Company, but rather upon an independent examination and judgment as to the prospects of the Company; and such Member acknowledges that the Company is a development stage company which has not, as of the date of this Agreement, engaged in any business operations or transactions and has no operating history

(x) The Interests were not offered to any Member or any other Person by means of publicly disseminated advertisements or sales literature or through a broker or dealer, nor is such Member aware of any offers made to other persons by such means.

(b) TER represents and warrants to the Company and to the other Members that as of the date of this Agreement, the Option is a valid and existing option, in full force and effect, assignable by TER to the Company.

2.12 Alternate Business Form. Prior to the commencement of business operations of the Company, the Members shall engage tax counsel for the Company to review the Company’s structure and business plan. The Members agree to cooperate in good faith to review and consider such alternative business structure as tax counsel may recommend for favorable tax treatment of the Company.

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3. CAPITAL CONTRIBUTIONS BY THE MEMBERS

3.1 Capital Contributions. As its Initial Capital Contribution, each Member shall contribute the amount of cash or the other property set forth opposite such Member’s name on Schedule B attached hereto as its Initial Capital Contribution within two (2) business days of the date hereof. The Members agree that the fair market value of the Option and Pre-Formation Development Materials is as set forth on Schedule B.

3.2 Return of Capital. No Member shall have the right to withdraw any part of its Capital Contributions or receive any distributions from the Company, except in accordance with the provisions of this Agreement. No interest shall be paid on any Member’s Capital Contributions. No Member shall have any priority over any other Member with respect to the return of their Capital Contributions or other amounts that any Member is entitled to receive from the Company, other than as provided in this Agreement.

3.3 Capital Accounts. The Company shall establish and maintain capital accounts for each Member (for each Member, such Member’s “Capital Account”) throughout the full term of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv), as such regulation may be amended from time to time. To the extent not inconsistent with such rules, the following shall apply:

(a) The Capital Account of each Member shall be: (i) credited with (A) the amount of money and the fair market value of other property (as agreed to by the Members) contributed to the capital of the Company by such Member (net of liabilities securing such contributed property that the Company pursuant to Section 752 of the Code is considered to assume or take subject to), and (B) such Member’s share of the Company’s Net Profits (and other items of Company income and gain not reflected in any Net Profits or Net Losses of the Company), and (ii) debited by (A) the amount of cash and the fair market value of other property (as reasonably determined by the Board) distributed to such Member (net of liabilities assumed by such Member and liabilities to which such distributed property is subject), and (B) such Member’s share of the Company’s Net Losses (and other items of Company loss and deductions not reflected in any Net Profits or Net Losses of the Company).

(b) Upon the transfer of any Interest in the Company after the date of this Agreement as may be permitted herein, (i) if such transfer does not cause a termination of the Company within the meaning of Section 708(b)(1)(B) of the Code, the Capital Account of the transferor Member that is attributable to such transferred Interest will be carried over to the transferee Member but, if the Company has a Code Section 754 election in effect, the Capital Account will not be adjusted to reflect any adjustment under Section 743 of the Code except as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m), or (2) if such transfer causes a termination of the Company within the meaning of Section 708(b)(1)(B) of the Code, the income tax consequences of the deemed contribution of the Property to a new Company (which for all other purposes continues to be the Company) and of the deemed immediate distribution of interests in the new Company shall be governed by the relevant provisions of Subchapter K of Chapter 1 of the Code and the Treasury Regulations promulgated thereunder, and the Capital Accounts of the Members in the new Company shall be determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

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(c) Upon (i) the “Liquidation of the Company” (as defined in Section 3.3(d), below), (ii) the distribution of money or property to a Member as consideration for an Interest in the Company, or (iii) the contribution of money or (if permitted pursuant to (a) above) property to the Company by a new or existing Member as consideration for an interest in the Company, then adjustments shall be made to the Members’ Capital Accounts in the following manner: All Property of the Company which is not sold in connection with such event shall be valued at its then fair market value (as the Board shall reasonably determine). Such value shall be used to determine both the amount of gain or loss which would have been recognized by the Company if the property had been sold for such value (subject to any debt secured by the property) at such time, and the amount of Adjusted Cash Flow, which would have been distributable by the Company pursuant to Section 6.2 if the property had been sold at such time for said value, less the amount of any debt secured by the property. The Capital Accounts of the Members shall be adjusted to reflect the deemed allocation of such hypothetical gain or loss in accordance with Section 6. The Capital Accounts of the Members (or of a transferee of a Member), and the Net Profits and Net Losses of the Company, including depreciation with respect to, and gain or loss arising from, the sale or disposition of any revalued Property or Property described in Treasury Regulations Section 1.704-1(b)(2)(iv), shall be adjusted to reflect “book items” and not tax items in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(g) and 1.704-1(b)(4)(i).

(d) For purposes of this Section 3.3, the term “Liquidation of the Company” shall mean (i) a termination of the Company effected in accordance with this Agreement, which shall be deemed to occur, for purposes of this Section 3, on the date upon which the Company ceases to be a going concern and is continued in existence solely to wind-up its affairs, or (ii) a termination of the Company pursuant to Section 708(b)(1) of the Code.

4. ADDITIONAL CAPITAL CONTRIBUTIONS/LIABILITY OF MEMBERS

4.1 Additional Capital Contributions. On or before the date which is two (2) days after the date upon which the Pennsylvania Gaming Control Board awards a Category 2 License to the Company, each Member shall contribute as an additional Capital Contribution the amount of cash set forth opposite such members’ name on Schedule B attached hereto as such Member’s Additional Capital Contribution. No Member shall be obligated to make additional capital contributions to the Company other than as set forth on Schedule B attached hereto. The obligation of each General Member to make its Additional Capital Contribution as provided herein shall be guaranteed by the Person having a beneficial interest in such General Member as provided herein. The Members acknowledge that TER, [*****] have arranged for the issuance of letters of credit on behalf of the Company in the amount of $50 million, such letters of credit serving as security for the Company’s obligation to pay the $50 license fee to the Commonwealth of Pennsylvania. In the event such letters of credit are drawn, any payments made by any of TER, [*****] to the issuing banks on account of the letters of credit shall be credited to such Member’s obligation to pay its Additional Capital Contribution.

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4.2 Members’ Liability.

(a) The Members shall not be responsible or accountable in damages or otherwise to the Company, any Member, or any other Person for any acts performed in good faith within the scope of authority conferred on them by this Agreement, or for their performance of, or failure or refusal to perform, any acts required by or prohibited or inhibited by any governmental act or decree of any nature. The Members shall be entitled to indemnity from the Company on account of any claim, liability, action or damage arising from or relating to any action taken by them, in good faith, for or on behalf of the Company as aforesaid.

(b) Notwithstanding the foregoing, each Member agrees to act in good faith in participating in the affairs of the Company and in approving and taking actions required for the Company to efficiently conduct its operations so as to accomplish the purposes of the Company, including by (i) attending, or causing its representatives to attend, meetings of the Members, or the Board, as applicable, (ii) executing contracts and other documents that have been approved by the Board or otherwise pursuant to this Agreement, including checks for expenses that have been approved during the budgeting process or otherwise, and (iii) otherwise not impeding the ability of the Company to accomplish its purposes so as to permit the efficient construction and operation of the Facility.

(c) In the event any action or proceeding is instituted or threatened against any Member, or any officer, director, shareholder, guarantor or employee of a Member, in connection with the business or affairs of the Company (except actions or proceedings between the Members or by the Company, unless otherwise provided with respect to derivative actions in accordance with Section 9.2 below) or to which any of the foregoing may be a party on behalf of the Company, each Member, shall be entitled to retain legal counsel and other experts at the expense of the Company and (subject to the limitation of liability set forth in Section4.2(a)) any of the foregoing shall be immediately reimbursed for, indemnified against and held harmless by the Company with respect to all liabilities, costs and expenses arising out of, or in connection with, such action or proceeding, and whether or not any of the foregoing is serving in such capacity as of the date that such liability, costs or expenses are fixed or incurred and without awaiting determination of the actual proceeding. In any action commenced against the Company, no Member shall be joined or named as a party, except as an indispensable party as may be required by applicable statute or court rule. In the event the indemnified Person is judicially determined not to have acted in good faith with regard to the claim asserted against it, such Person shall, indemnify and hold the Company and the other Members harmless from and against all liability in respect of such wrongful actions, and shall forthwith reimburse the Company for payments made to such Person under this Section 4.2(c).

5. DISTRIBUTIONS OF ADJUSTED CASH FLOW

5.1 Distributions of Adjusted Cash Flow. Subject to any restrictions contained in any loan documents to which the Company is a party, the Board shall distribute to each Member [*****] following the Opening Date, an amount equal to [******] (unless [*****]) and (ii) [*****]. Except as otherwise specifically set forth in Section 11.3(a), the Members shall have no right to demand and/or receive property, other than cash, as a distribution.

*****CONFIDENTIAL TREATMENT REQUESTED*****

5.2 Governmental Withholding. The Board shall cause the Company to comply with any and all tax withholding obligations to which the Company is subject. In the event the Company is required to deduct and withhold, pursuant to the Code or any other federal, state or local law, rule or regulation which is currently in effect or which may be promulgated hereafter (“Applicable Law”), any amount from an actual distribution to a Member, the amount so deducted and withheld from such distribution shall, for all purposes of this Agreement, be treated as a distribution to such Member of the same type as the distribution giving rise to the obligation. In the event Applicable Law requires the Company to pay or withhold any amount on behalf of a Member (including any federal, state or local taxes) measured by a Member’s distributive share of the Company’s Net Profits or other items of Company income or gain, other than any amount required to be deducted and withheld from actual distributions to a Member, then the payment or withholding of any such amount shall be considered a loan (“Tax Loan”) by the Company to such Member (the “Borrowing Member”). The Borrowing Member shall repay any such Tax Loan within thirty (30) days after the Board (or if the Board fails to do so, any Member) delivers a written demand therefor, together with interest at a fluctuating annual rate equal to the publicly announced prime rate of The Wall Street Journal plus two (2%) percent, from the date such loan was made until the date of the repayment thereof. In addition to any other rights of the Company to enforce its entitlement to receive payment of the Tax Loan, plus any accrued interest thereon, the Company may deduct from any distribution to be made to a Borrowing Member an amount not greater than the outstanding balance of any Tax Loan, plus any accrued interest thereon, as a payment in total or partial satisfaction thereof.

6. ALLOCATIONS

6.1 Allocations of Net Profits. Subject to Section 6.3, the Net Profits of the Company for each Fiscal Year of the Company shall be allocated by the Board to the Members as follows:

(a) First, to the Members, in proportion to the aggregate amount of Net Losses theretofore allocated to each Member, until the aggregate amount of Net Losses so allocated to the Members shall equal the aggregate amount of Net Profits allocated to the Members pursuant to this Section 6.1(a); and

(b) Then, to the Members, in proportion to their respective Percentage Interests.

Any credit available for income tax purposes shall be allocated to the Members in proportion to their respective Unrecovered Capital Contributions. If the Company shall realize gain which is treated as ordinary income under Section 1245 or 1250 of the Code, such ordinary income shall be allocated to the Members who receive the allocation of the depreciation or cost recovery deduction that generated the ordinary income, which amount shall be allocated in the same proportions as such deductions.

6.2 Allocation of Net Losses. Subject to Section 6.3, Net Losses of the Company for any Fiscal Year of the Company shall be allocated to the Members as follows:

(a) First, to those Members with positive Capital Account balances, and in proportion to said positive balances, until their positive Capital Account balances are reduced to zero; and

*****CONFIDENTIAL TREATMENT REQUESTED*****

(b) Then, to the Members, in proportion to their respective Percentage Interests.

6.3 Other Special Allocations. Notwithstanding anything herein to the contrary:

(a) In accordance with Sections 704(b) and (c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company and its fair market value (as shall be reasonably determined by the Board), using any method selected by the Board and which is not prohibited under Section 704(b) or 704(c) of the Code. In the event that Capital Accounts are ever adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2) to reflect the fair market value of any Company Property (which fair market value shall be reasonably determined by the Board), subsequent allocations of income, gain, loss and deduction with respect to such asset shall, solely for tax purposes, take account of any variation between the adjusted basis of such asset and such fair market value, using any method selected by the Board under the Treasury Regulations and which is not prohibited under Section 704(b) or 704(c) of the Code.

(b) The Company shall make such allocations of Company income, gain, deduction, loss and credit in such a manner as the Board determines to be necessary so as to satisfy the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2, and the provisions of said regulations are incorporated herein by reference. All “nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(b)(1)) of the Company for any Fiscal Year shall be allocated among the Members in accordance with their respective Percentage Interests.

(c) Rules of Construction. An allocation to a Member of Net Profits or Net Loss shall be treated as an allocation to such Member of each item of income, gain, loss and deduction that has been taken into account in computing such Net Profits or Net Loss.

*****CONFIDENTIAL TREATMENT REQUESTED*****

7. MANAGEMENT OF THE COMPANY AND OF THE FACILITY

7.1 Management of the Company.

(a) Board of Member Representatives. Except as expressly provided otherwise by Law or this Agreement, the powers of the Company shall be exercised, and the business and affairs of the Company shall be managed, by the Board of Member Representatives. Subject to the provisions of this Agreement requiring the consent or approval of the Members, the Board shall have full and complete discretion, power, and authority, subject to the requirements of this Agreement and applicable Law, to manage, control, administer, and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs.

(b) Composition of Board.

(i) The Board shall be comprised of five (5) Persons (each, a “Representative”). Three (3) Representatives (the “TER Representatives”) shall be designated by TER and two (2) Representatives (the “General Representatives”) shall be elected by the General Members at a meeting of the General Members held for such purpose, the first of which shall occur on the first anniversary of the date upon which the Facility first opens to the public for business (the “Opening Date”) and annually thereafter; provided that the initial General Representatives shall be designated by the General Members as provided herein.

(ii) The Members hereby designate the following persons to the initial Board of the Company:

TER Representatives:	James B. Perry
Mark Juliano
Robert M. Pickus

General Representatives:	Pasquale W. Croce, Jr.
Brian P. Tierney

(iii) TER shall have the right to remove any of the TER Representatives at any time and for any reason. If any of the TER Representatives resigns, is removed or otherwise vacates his or her position on the Board, TER shall designate a replacement Representative to serve on the Board. If any of the General Representatives resigns, is removed or otherwise vacates his or her position on the Board, the General Members shall at a special meeting elect a replacement Representative.

(iv) The Representatives shall elect a Representative to serve as Chairman of the Board (the “Chairman”), and a Representative to serve as Secretary to the Company (the “Secretary”). Either the Chairman or the Secretary shall have the authority to execute and deliver on behalf of the Company the Management Agreement and the Trademark License Agreement, and such other contracts, agreements and instruments as may from time to time be approved by the Board.

*****CONFIDENTIAL TREATMENT REQUESTED*****

(c) Action by the Board. A meeting of the Board may be called at any time by any Representative. Meetings of the Board shall be held at the Company’s principal place of business or by telephone conference in the event same is more convenient for any of the Representatives. Participation by any Representative at a meeting by telephone conference shall constitute attendance and presence in person at such meeting. Not less than one (1) business day nor more than thirty (30) calendar days before each meeting, the Representative calling the meeting shall give written notice of the meeting to each other Representative. The notice shall state the place, date, hour and purpose of the meeting. Notwithstanding the foregoing provisions, each Representative waives notice if before or after the meeting the Representative signs a waiver of the notice which is filed with the records of Board meetings, or is present at the meeting in person without objecting to the lack of notice. At a meeting of the Board, the presence in person of a majority of the Representatives shall constitute a quorum. Unless otherwise expressly provided by Law or the terms of this Agreement, the approval or consent of three Representatives shall be necessary and sufficient to approve any action to be taken by the Board at such meeting. The Board may also act by written consent in lieu of a meeting executed by such number of Representatives as would be necessary to approve such action at a meeting of Representatives. Notwithstanding anything contained herein to the contrary, the General Representatives, acting unanimously by written consent, shall have the power and authority on behalf of the Company to approve the budgets and any revisions thereto submitted by the Manager to the Company pursuant to Section 5.1c and 5.1e of the Management Agreement, approve the insurance coverages proposed by Manager pursuant to Section 10.1 of the Management Agreement, and to enforce the rights of the Company under Sections 2.3, 5.2b, 6.3 and 16.1 of the Management Agreement

(d) Actions Requiring Approval of Five Representatives. Notwithstanding any other provision of this Agreement, the approval of five Representatives shall be required in order for any of the following actions to be taken on behalf of the Company:

(i) entering into agreements and contracts with Affiliates of a Member (other than the Management Agreement or Trademark License Agreement);

(ii) amending the Management Agreement or Trademark License Agreement in any manner;

(iii) accepting the withdrawal or resignation of a Member;

(iv) amending this Agreement in any manner;

(v) admitting additional Members;

(vi) filing or consenting to filing a petition for or against the Company under any federal or state bankruptcy, insolvency or reorganization act;

(vii) selling outside of the ordinary course of business a material portion, but less than all or substantially all, of the assets of the Company;

(viii) changing the purpose of the Company from that set forth in Section 2.5 hereof;

*****CONFIDENTIAL TREATMENT REQUESTED*****

(ix) acquiring a business enterprise other than in furtherance of the purpose of the Company set forth in Section 2.5 hereof;

(x) approving the Annual Budget submitted by the Manager to the Company pursuant to Section 5.1c of the Management Agreement, and any revisions to the Annual Budget pursuant to Section 5.1e of the Management Agreement;

(xi) approving [*****] pursuant to Section 5.2b of the Management Agreement;

(xii) dissolving or liquidating the Company;

(xiii) retaining more than [*****] ([*****]%) percent of [*****] in any year;

(xiv) entering into a binding agreement between the Company and the Developer in accordance with the ROFO Agreement.

(e) Standing and Special Committees. The Board shall create as a standing committee of the Board an audit committee to consist of one of the TER Representatives and the two General Representatives, and a construction committee to consist of one of the TER Representatives and the two General Representatives. The Board shall also have the power and authority to create one or more standing committees or special committees to address such aspects of the business of the Company as the Board shall specify, such as community relations and governmental regulatory, and to appoint Representatives or other Persons to serve on such standing committees or special committees. Standing committees and special committees shall be advisory committees to the Board, and shall not have the power and authority to bind the Company or control or direct the affairs of the Company.

(f) Meetings of and Voting by Members.

(i) A meeting of the Members may be called at any time by Members holding at least twenty-five (25%) percent of the Interests of the Company. Meetings of Members shall be held at the Company’s principal place of business or by telephone conference in the event same is more convenient for the Members. Not less than ten (10) nor more than sixty (60) days before each meeting, the Member(s) calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the place, date, hour and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members’ meetings, or is present at the meeting in person or by proxy without objecting to the lack of notice. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of Members holding a majority of the Percentage Interests of the Company shall constitute a quorum. A Member may vote either in person or by written proxy signed by the Member or by the Member’s duly authorized attorney-in-fact.

(ii) Except where this Agreement requires approval of a matter by the Requisite Vote of the Members, the affirmative vote of Members holding an absolute majority of

*****CONFIDENTIAL TREATMENT REQUESTED*****

the Percentage Interests of the Company shall be required to approve any matter required to be decided by the Members under this Agreement. Any Section of this Agreement that requires approval of a matter by the Requisite Vote of the Members may only be amended by the Requisite Vote of the Members.

(iii) In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of Members holding such Percentage Interests as would be required to approve the action at a meeting of the Members. The action shall not become effective until after at least ten days written notice of the action has been given to each Member entitled to vote thereon who has not consented thereto.

(iv) All meetings of the Members shall be presided over by the Chairman of the Board of Representatives, or, in his or her absence, the Secretary of the Board of Representatives. The chairperson of any meeting of the Members shall determine the order of business and the procedure at the meeting, including regulation of the manner of voting and the conduct of discussion, and shall appoint a secretary of such meeting to take minutes thereof.

(v) Members may participate and hold a meeting by means of conference telephone or similar communications equipment by means of which all Members participating can hear and be heard, and such participation shall constitute attendance and presence in person at such meeting.

(g) Actions Requiring Approval by Requisite Vote. Notwithstanding any other provision of this Agreement, the Requisite Vote of the Members shall be required in order for any of the following actions to be taken on behalf of the Company:

(i) amending this Agreement in any manner;

(iii) admitting additional Members;

(iii) filing or consenting to filing a petition for or against the Company under any federal or state bankruptcy, insolvency or reorganization act;

(iv) dissolving or liquidating the Company.

Any action taken by the Requisite Vote of the Members shall be valid and binding upon all Members, notwithstanding any dissent from such action by any Member.

7.2 Business Plan and Management Agreement. Attached hereto as Schedule C is a copy of a preliminary Business Plan agreed to by the Members. The Members agree and acknowledge that the Business Plan is for budgeting and projection use only and that none of the parties will be held accountable as to its accuracy or inaccuracy. On the date hereof, the Company shall enter into the Management Agreement and the Chairman of the Board is hereby authorized to execute and deliver the Management Agreement on behalf of the Company. The Facility shall be managed by the Manager pursuant to and in accordance with the terms and conditions of the Management Agreement.

*****CONFIDENTIAL TREATMENT REQUESTED*****

7.3 Facility Development And Construction. The Members acknowledge that, pursuant to the terms and conditions of that certain Right of First Offer Agreement by and among Trump Entertainment Resorts, Inc., Trump Entertainment Resorts Holdings, L.P. and Trump Organization, LLC (“Developer”), dated May 20, 2005 (the “ROFO Agreement”), Developer has a right of first offer to provide construction management services, general contracting services and development management services for a “Covered Project” as defined in the ROFO Agreement, and that the construction of the Facility by the Company constitutes a “Covered Project” subject to the ROFO Agreement. Accordingly, the Company shall comply with the terms of the ROFO Agreement as a “Company Party” as defined therein. In the event that, following compliance with the terms of the ROFO Agreement, no agreement is reached between the Company and the Developer regarding the development of the Facility, then the Members hereby designate TER to develop the Facility on behalf of the Company in accordance with the provisions of this Section 7.3.

(a) Employment of Architect. TER shall use its experience and professional expertise to pre-qualify architects, engineers and other design consultants to be engaged on the project (the “Design Team”). TER shall present to the Board a recommendation for a Design Team to be engaged for the design and engineering of the Facility; said team to be headed by and managed by TER. TER shall provide the Board with sufficient information, including interviews and presentations, to allow the Board to fully evaluate each prospective member of the Design Team. If any member of the recommended Design Team is deemed unacceptable to the Board for any reasonable objection, then TER shall make additional recommendation(s) to the Board until a full Design Team is accepted. The Company shall employ such Design Team members for the purpose of performing services in connection with the design of the Facility. TER shall supervise, direct, control and administer the duties, activities and functions of the Design Team to efficiently carry out its covenants and obligations under this Agreement.

(b) Design and Construction Budgets. TER, subject to the approval of the Board, shall establish budgets (collectively the “Development Budget”) for designing, constructing, furnishing and equipping the Facility and related costs. TER may, after notice to and approval by the Board, revise the aggregate Development Budget from time-to-time, as necessary or appropriate, to reflect any unpredicted changes, variables or events or to include additional modifications to the design of the Facility requested and/or approved by the Board. TER may, after notice to and approval of the Board, not to be unreasonably withheld, reallocate part or all of the amount budgeted with respect to any line item to another line item and to make such other modifications to the Development Budget as TER deems necessary or appropriate, provided that (i) the cumulative modifications of the Development Budget shall not, without the Board’s prior approval, exceed the approved aggregate Development Budget, and (ii) do not otherwise conflict with the terms of this Agreement.

(c) Concept Design and Engineering. TER shall prepare for the review and approval of the Board, a statement of the concept design and engineering requirements for the Facility, including, but not limited to, planned phasing, a program of preliminary objectives, schedule requirements, design criteria, including assumptions regarding infrastructure, access, HVAC demands, space requirements and relationships, special equipment and any other site requirements.

*****CONFIDENTIAL TREATMENT REQUESTED*****

(d) Preliminary Program Evaluation. TER shall prepare, or cause to be prepared, for review and approval of the Board, a preliminary evaluation of the proposed project including, but not limited to, market analysis, planned phasing, schedule and Development Budget requirements. Based upon the agreed-upon schedule, Development Budget requirements and conceptual design, the Design Team shall, under the direction of TER, prepare schematic design documents consisting of drawings and other documents illustrating the scale and relationship of the Facility, as well as a preliminary line-item estimate of Facility costs based upon the proposed area, size and scope of the Facility.

(e) Design Development. After review by the Board and upon final approval of the schematic design documents by the Board, the Design Team shall prepare design development documents consisting of drawings and other documents to fix and describe the size and character of the Facility as to architectural, structural, mechanical and electrical systems, materials, the Company’s operational requirements and such other elements as may be appropriate. Further, the Design Team shall advise TER with respect to any potential variations from Development Budget estimates. TER shall submit to the Board, for its review and approval, finalized versions of the design development documents prepared by the Design Team and agreed to by TER.

(f) Plans and Specifications. Based upon the approved design development documents and any further adjustments in the scope and quality of the Facility or in the Development Budget, the Design Team shall prepare for approval by TER and the Board, construction documents consisting of detailed plans and specifications (the “Plans and Specifications”) as they relate to construction of portions of the Facility in the order such portions are to be completed or in the order required for sequential completion, and shall proceed with completion of all Plans and Specifications on the schedule developed by TER. The Design Team shall advise TER, and TER shall advise the Board, of any adjustments to previous Development Budget estimates. As portions of the detailed Plans and Specifications are completed for segments of the Facility, the Design Team shall be required to submit duplicate copies of those portions of the Plans and Specifications to TER and TER shall review said plans with the Board for approval prior to release of such documents to prospective bidders for bidding.

(g) Selection of Contractors and Vendors. TER shall initiate a pre-bid selection process in order to pre-qualify all prospective contractors, sub-contractors and vendors, which shall include a security review and background analysis. TER shall submit the list of pre-qualified contractors and vendors to the Board together with recommendations, for the Board’s review, comment and approval. TER shall provide the Board with sufficient information to allow the Board to fully evaluate each prospective pre-qualified contractor and/or vendor.

(h) Proposal Review. Subsequent to the pre-qualification of prospective contractors, TER shall conduct a review of responsive proposals for the various components of construction of the Facility, and TER shall recommend to the Board the best qualified contractor with the lowest responsible bid proposal. The recommended contractor shall be subject to the approval of the Board, shall be properly licensed in the Commonwealth of Pennsylvania, shall meet the financial capability requirements of the Company and TER, and shall be capable of furnishing a payment and performance bond satisfactory to TER to cover the construction for which the contractor may be retained.

*****CONFIDENTIAL TREATMENT REQUESTED*****

(i) Contracts. The Board on behalf of the Company shall enter into construction contract or contracts (the “Construction Documents”) with the parties selected and approved in the form drafted and negotiated by TER and approved by the Board for each Construction Document.

(j) Construction Administration. The Construction Documents shall provide that TER shall be responsible for all construction administration during the construction phase of the Facility. TER shall act as the Company’s designated representative and shall have full power and complete authority to act on behalf of the Company in connection with the Construction Documents. To the extent allowed by the Construction Documents, TER shall have full control and charge of any persons performing work on the project site, and shall interpret and decide on matters concerning the performance of any requirements of the Construction Documents. TER shall have the authority to reject work which does not conform to the Construction Documents. TER may conduct inspections to determine the date or dates of substantial completion. TER shall observe and evaluate or authorize the observation and evaluation of project work performed.

(k) Selection of Furnishings and Equipment. TER shall submit to the Board, for its review and approval, the specifications for Furnishings, Fixtures and Equipment in compliance with industry standards. Thereafter, TER shall select and procure vendors for purchase by the Company of Furnishings, Fixtures and Equipment required to operate the Facility in conformity with such specifications and any industry standards. Alternatively, in the sole discretion of the Board, TER may arrange for the procurement of Furnishings and Equipment on lease terms as may be approved by the Board.

(l) Pre-Opening. TER shall prepare and submit to the Board, for its review and approval, a budget of pre-opening expenses. Thereafter, TER shall implement all pre-opening activities contemplated in the approved pre-opening budget.

7.4 Other Business. The Members and their respective Affiliates may engage independently or with others in other business ventures of every kind and nature including, but not limited to, the ownership, financing, leasing, operation, management, brokerage, sale and development of real property, or gaming operations, whether or not competitive with the business of the Company or any of its assets or facilities, and neither the Company, the Members, nor their respective Affiliates, shall have any rights by virtue of this Agreement in and to said independent ventures or to the income or profits derived therefrom.

*****CONFIDENTIAL TREATMENT REQUESTED*****

8. BOOKS, RECORDS AND REPORTS

8.1 Maintenance of Books and Accounts. The Board shall maintain, at the principal office of the Company, complete books of account, in which there shall be entered, fully and accurately, every transaction of the Company and shall include the following:

(a) A current list of the full name and last known business address of each Member;

(b) A copy of the Certificate of Formation of the Company and all amendments thereto;

(c) Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent years; and

(d) Copies of the Company’s currently effective Agreement and copies of any financial statements of the Company. The books of account of the Company shall also be kept on a tax accounting basis applied in a consistent manner. All determinations by the Tax Matters Member (as defined in Section 10.3 below) with respect to the treatment of any item or its allocation for federal, state, or local tax purposes shall be binding upon all of the Members. Any Member shall have the right, from time to time, at its own expense, to cause its accountants and representatives to examine and audit the books and records of the Company, upon not less than five (5) days’ written notice shall make such books and records available for such examinations and audits at reasonable hours during business days.

8.2 Fiscal Year End. The Fiscal Year of the Company shall commence on January 1st and end on December 31st of each year or shall be any other permissible fiscal period as determined by the Manager.

8.3 Year End Reports. Within a reasonable time after the end of each Fiscal Year of the Company, the Board, at the expense of the Company, shall cause the accountants for the Company, who shall be the same accountants as are engaged by TER and its Affiliates as their independent auditor, to deliver to each Member an annual financial statement of the Company for such fiscal year and a report setting forth each Member’s share of the Company’s Net Profits or Net Losses for such Fiscal Year and the total distributions made to each of the Members during such Fiscal Year. In addition, the Board, at the expense of the Company, shall use good faith efforts to deliver to the Members by March 1st following the end of each Fiscal Year, a Schedule K-1 (or other substitute form), and any corresponding schedule or form for state, local and, as applicable, foreign tax purposes, setting forth such Member’s allocable share of all items of income, gain, loss, deduction and credit of the Company for such Fiscal Year for federal income tax purposes. The Board shall also provide to any Member any additional information pertaining to the Company as such Member may reasonably request in order to enable such Member to be able to prepare and file its federal, state and local income tax returns.

8.4 Tax Returns. The Board, at the expense of the Company, shall also cause to be prepared and timely filed (taking into account all timely filed extension requests) all federal, state and local tax and information returns and reports required of the Company. All books, records, balance sheets, statements, reports and tax returns required pursuant to this Section 8 shall be prepared at the expense of the Company.

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8.5 Other Filings. In accordance with the Act, the Board shall cause to be prepared and timely filed the requisite statements on behalf of the Company to qualify the Company to do business in any jurisdiction as may be required.

8.6 Confidentiality of Company Information. Subject to the provisions of Section 12.5(e) herein, all Members shall maintain confidentiality with respect to all tax, financial and operating information of the Company provided to, or reviewed by, any Member, except to the extent disclosure of any such information is required by Law, any Governmental Authority, any accounting and audit standards applicable to a Member, and any securities or other regulatory filings in accordance with Law applicable to any Member. Except to the extent disclosure is permitted or required as contemplated by the preceding sentence, the tax, financial and operating information of the Company shall only be made available to such of a Member’s employees and consultants as are required to have access to the same in order for the recipient party to adequately use such information for the purposes for which it was furnished. Any Person to whom such information is disclosed shall be informed of its confidential nature and shall agree to keep it confidential as provided herein. Information of the Company shall be presumed confidential unless the information is published or is in the public domain other than as a result of any action by the recipient thereof in breach of this Agreement.

9. INDEMNIFICATION

9.1 Right to Indemnification. Subject to the limitations and conditions provided in this Section 9 and in the Act, each person (“Indemnified Person”) who was or is made a party to or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (“Proceeding”), or any appeal in such a Proceeding or any action or investigation that could lead to such a Proceeding, by reason of the fact that any person was or is a Member, Representative, member of a standing committee of the Board or an officer of the Company or was or is the legal representative of a manager, director, officer, member, venturer, proprietor, trustee, employee, agent or similar functionary of a Member, shall be indemnified by the Company against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable costs and expenses (including, without limitation, attorneys’ fees) actually incurred by such Indemnified Person in connection with such Proceeding if such Indemnified Person acted within the scope of his authority, in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, that the Indemnified Person had reasonable cause to believe that such conduct was unlawful.

*****CONFIDENTIAL TREATMENT REQUESTED*****

9.2 Derivative Claims. Subject to the limitations and conditions provided in this Section 9.2 and in the Act, the Company shall and does hereby indemnify any Person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was a Member or an officer of the Company, the legal representative of a Member or officer, or manager, director, officer, member, venturer, proprietor, trustee, employee, agent or similar functionary of a Member against expenses (including attorneys’ fees) actually and reasonably incurred by such Person in connection with the defense or settlement of such action or suit, if such Person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable for gross negligence, willful misconduct or fraud in the performance of his duty to the Company unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

9.3 Success on Merits. To the extent that a Person has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Sections 9.1 or 9.2, or in defense of any claim, issue or matter therein, such Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Person in connection therewith.

9.4 Survival. Indemnification under this Section 9 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 9 shall be deemed contract rights, and no amendment, modification or repeal of this Section 9 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

10. TAX MATTERS

10.1 Election Under Section 754 of the Code. In the event of any transfer described in Section 743(b) of the Code or any distribution described under Section 734 of the Code, which, in either case, is permitted by the provisions of this Agreement, the Board may, in its sole determination, cause the Company to make, upon the timely written request of the Person succeeding to an Interest in the case of such a transfer or in the Board’s sole determination in the case of such a distribution, the election provided for in Section 754 of the Code. The successor Person requesting such election (in the case of a transfer described in Section 743(b) of the Code) or the Company (in the case of a distribution described in Section 734 of the Code) shall pay all costs and expenses incurred by the Company in connection therewith.

10.2 Accountant. The Company shall engage such certified public accountant, or firm of certified public accounts, as the Board shall so determine in its sole discretion, to prepare the books and records, as well as any and all tax filings, of the Company.

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10.3 Tax Matters Member. TER is hereby designated the Tax Matters Member (the “TMM”) of the Company for purposes of Chapter 63 of the Code and the Treasury Regulations thereunder. The TMM shall not make any tax election as TMM without the prior consent of the Board.

(a) Each Member shall furnish the TMM with such information as the TMM may reasonably request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the parties in accordance with Section 6223 of the Code.

(b) No Member shall file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of Company items for any Company taxable year without first notifying the other Members. If the other Members agree with the requested adjustment, the TMM shall file the request for administrative adjustment on behalf of the Company. If the Members do not reach agreement within thirty (30) days or within the period required to timely file the request for administrative adjustment, if such period is shorter, any Member may file a request for administrative adjustment on its own behalf. If, under Section 6227 of the Code, a request for administrative adjustment which is to be made by the TMM must be filed on behalf of the Company, the TMM shall also file such a request on behalf of the Company under the circumstances set forth in the preceding sentence.

(c) If any Member intends to file a petition under Section 6226 or 6228 of the Code with respect to any Company item or other tax matter involving the Company, the Member so intending shall notify the other Members of such intention and the nature of the contemplated proceeding. Such notice shall be given in a reasonable time to allow the other Members to participate in the choosing of the forum in which such petition will be filed. If the Members do not agree on the appropriate forum, the petition shall be filed with the United States Tax Court. If any Member intends to seek review of any court decision rendered as a result of the proceeding instituted under the preceding part of this Section 10.3(c), such party shall notify the others of such intended action.

(d) The TMM shall not bind the other Members to a settlement agreement without the approval of a majority in Interest of the Members. If any Member enters into a settlement agreement with the Secretary of the Treasury with respect to any Company items, as defined by Section 6231(a)(3) of the Code, it shall notify the other Members of such settlement agreement and its terms within thirty (30) days from the date of settlement.

11. DISSOLUTION; WINDING UP

11.1 Dissolution. The Company shall be dissolved upon the occurrence of any of the following events (a “Dissolution Event”):

(a) Upon the approval of the Board and the Requisite Vote of the Members to cease business operations and dissolve the Company;

(b) The occurrence of an Involuntary Withdrawal or dissolution of Members holding more than two-thirds of the Percentage Interests of the Company, unless all remaining Members, within ninety (90) days after the occurrence of the Involuntary Withdrawal, elect to

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continue the business of the Company pursuant to the terms of this Agreement, in which event such withdrawing Members’ Capital Accounts shall be distributed to such Members one (1) year after such withdrawal;

(c) The entry of a decree of judicial dissolution under Section 18-802 of the Act; or

(d) The sale by the Company of all or substantially all of its assets.

11.2 Distribution of Assets Upon Dissolution or Liquidation. In settling accounts after a Dissolution Event, the assets of the Company shall be applied in the following order of priority:

(a) First, to the creditors (including Members who are creditors), to the extent permitted by law, other than liabilities for distributions to Members;

(b) Then, for the establishment of reasonable reserves for liabilities (including, without limitation, contingent liabilities) and other expenses of the Company, as shall be determined by the Board in its sole discretion; and

(c) Then, to the Members with positive Capital Account balances after giving effect to the allocation of all Company items, in proportion to said positive balances.

Any amounts required to be distributed pursuant to this Section 11.2 shall be distributed to the Members no later than the later of (i) the end of the taxable year of the Company in which the Dissolution Event occurs or (ii) within ninety (90) days after the date of the Dissolution Event.

11.3 Winding Up.

(a) Upon dissolution of the Company, the Board shall conclude the affairs of the Company. The Company’s assets may be liquidated and distributed in cash, or, if the Board so determines, distributed in kind; provided, however, in the event of a Dissolution Event occurring prior to contribution by all of the General Members of their Additional Capital Contributions, at TER’s election, the Option and Pre-Formation Development Materials shall be distributed in-kind to TER at the same value ascribed thereto upon their initial contribution to the Company by TER. To the extent any assets of the Company cannot either be sold without undue loss or readily divided for distribution in kind to the Members, the Company may, as determined by the Board, convey those assets to a trust or other suitable holding entity established for the benefit of the Members in order to permit the assets to be sold without undue loss and the proceeds thereof distributed to the Members at a future date. The legal form of the holding entity, the identity of the trustee or, other fiduciary, and the terms of its governing instrument shall be determined by the Board.

(b) Pursuant to the winding-up of the Company, the Company’s assets shall first be applied to the payment of, or to a reserve for the payment of, Company liabilities (including cash needs loans and other debts to members and their Affiliates and further including such provision for contingent or unforeseen liabilities as the Board deems appropriate), and then shall be distributed to the Members in accordance with their respective positive Capital Accounts

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after the allocations pursuant to Section 6 and after any distributions pursuant to Section 5 for the then-current Fiscal Year. If assets are distributed in kind, the assets so distributed shall be valued at their then-current fair-market values and the unrealized appreciation or depreciation in value of such assets shall be allocated to the Members’ respective Capital Accounts as if such assets had been sold, and such assets shall then be distributed to the Members in accordance with their respective positive Capital Accounts as so adjusted.

(c) A taking of all or substantially all of the Company’s property and assets in condemnation or by eminent domain shall be treated in all respects as a sale of the Company’s assets upon the dissolution and liquidation of the Company pursuant to this Section 11 in such event any portion of the property and assets of the Company not so taken shall be sold and the proceeds, together with the condemnation award, distributed in the manner provided for in this Section 11.

(d) The amount by which the fair market value of any property to be distributed in kind to the Members exceeds or is less than the basis of such property (determined without regard to any election under Section 754 of the Code) shall, to the extent not otherwise recognized to the Company, be taken into, account in computing gain or loss of the Company for purposes of crediting or charging the Capital Accounts of, and distributing proceeds to, the Members under this Section 11.

(e) If, following the termination of the Company, any asset of the Company is sold in a transaction in which, by reason of the provisions of Section 453 of the Code, gain is realized but not recognized, such realized gain shall be taken into account in computing gain of the Company for the purposes of making allocations under Article 6 hereof and distributions of proceeds to the Members under Article 5 hereof.

11.4 Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a Certificate of Cancellation shall be executed and filed pursuant to of the Act, and shall contain the information required by the Act.

12. RESTRICTIONS AND REQUIREMENTS ON INTERESTS

12.1 Non-Complying Transfers Prohibited. No General Member may sell, assign, transfer, exchange, gift, devise, pledge, hypothecate, encumber or otherwise alienate or dispose of any Interest owned by such Member, or any right or interest therein, whether voluntarily or involuntarily, by operation of law or otherwise, except as permitted by this Agreement. Notwithstanding the foregoing or Section 12.5 below, a General Member may transfer any or all of such Member’s Interest as follows (an “Affiliate Transfer”): (i) to such Member’s spouse or descendents or to a trust or partnership established for the benefit of such Member’s spouse, descendents or Member, (ii) by will, or (iii) to an entity owned by the equity holder(s) of such Member for the purpose of realigning, but not transferring, such equity holder(s) equity interests in such Member, and (iv) to an entity wholly-owned by one or more General Members, provided that any transferee pursuant to sections (i) and (iii) is an “accredited investor” as such term is defined in the Securities Act, and further provided that in each such case the Interest shall remain subject to this Agreement and such permitted transferee shall, as a condition to such transfer,

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deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement as a Member. Except to the extent otherwise required by applicable law, any transfer of title, purported sale, transfer, pledge, encumbrance, hypothecation, grant of a security interest or assignment in violation of this Agreement of any interest in an Interest including upon default, foreclosure, forfeit, or otherwise, shall be void and shall in no way limit, modify, alter or impair the Members obligations under this Agreement or create any rights on the part of the purported transferee, assignee or creditor against the Company or the other Members.

12.2 Transfer Requirements. Prior to the third anniversary of the Opening Date, no General Member may (i) Transfer all or any portion of, or any interest or rights in, the General Member’s Interest or any portion thereof, or (ii) Transfer all or any portion of, or any interest or rights in, itself or any portion thereof. Following the fifth anniversary of the Opening Date, and subject to the provisions of Section 12.5 herein, a General Member may Transfer all or a portion of its Interest, provided that the following conditions (“Conditions of Transfer”) are satisfied (a transfer described herein being referred to hereinafter as a “Permitted Transfer”):

(a) The Transfer will not require registration of the transferring Member’s Interest under any federal or state securities laws;

(b) The transferee has applied for and received any gaming license or qualification of the Pennsylvania Gaming Control Board in order to hold an interest in the Company and has otherwise satisfied all conditions and requirements that may be imposed under the Pennsylvania Racehorse Development and Gaming Act and any regulations promulgated thereunder (collectively, the “Gaming Act”);

(c) Any sale or other assignment of the interest subsumes all rights of the transferring Member with respect to the Interest being transferred (including the voting rights, powers of appointment, informational rights, Percentage Interest and Capital Account related to the transferred Interest);

(d) The transferee delivers to the Company a written instrument in which the transferee acknowledges that it acquires its rights in or against the interest subject to the terms of this Agreement (which shall continue to govern), assumes in writing the obligations of the selling Member from and after the date of such Transfer, and agrees to be bound by the terms of this Agreement;

(e) Reasonable assurances are provided to the Board that all monetary obligations hereunder of the transferring Member prior to the date of such assumption have been or will be satisfied;

(f) The Transfer would not result in a breach or default under any agreement to which the Company is a party or give rise to the right to accelerate the maturity of any Company indebtedness or result in any fees or penalties to the Company (unless the transferee or assignor indemnifies the Company against such fees or penalties in a manner reasonably satisfactory to the non-transferring Member or pays such fees or penalties);

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(g) If the transferring Member’s Percentage Interest is less than five (5%) percent, such Transfer shall be of all, and not less than all, of such Member’s Percentage Interest; and

(h) Upon the request of the Company, the transferring Member shall, at such Member’s expense, furnish an opinion of counsel reasonably acceptable to the Company confirming that such Conditions of Transfer as specified by the Company have been satisfied.

12.3 Required Pledge. In the event TER pledges its Membership Interest to a lender or lenders in order to secure financing for the Company, including the letter of credit required to be posted by the Company in connection with the Company’s application for a Category 2 License and costs included in the Development Budget, then to the extent such lender or lenders request, all General Members will pledge their respective Membership Interests to such lender or lenders on the same terms and conditions as the TER pledge.

12.4 No Withdrawal. Notwithstanding any provisions in this Agreement to the contrary, without the prior consent of the Board, no Member may resign, withdraw or take any other action that would cause a dissolution of the Company prior to the termination of the Company pursuant to Section 11.1.

12.5 Right of First Refusal.

(a) If a General Member (the “Selling Member”) desires to make a bona fide sale of its Interest to a third party (a “Third Party”), other than pursuant to an Affiliate Transfer, as evidenced by an executed letter of intent or signed term sheet with such Third Party, the Selling Member shall first offer the Interest for sale or transfer to TER and the General Members at a price equal to the price set forth in the in the letter of intent or term sheet with the Third Party (the “Offer Price”), but not to exceed the Ceiling Price, and otherwise on the terms and conditions set forth in the letter of intent or term sheet with the Third Party. The Selling Member shall, prior to any such sale, give written notice (the “Selling Member’s Notice”) to TER and the Company. The Selling Member’s Notice shall include the Offer Price, the identity of the Third Party, the terms of payment of the Offer Price and all material terms relating to such sale, and include a copy of the term sheet or letter of intent. The Selling Member’s Notice shall constitute a binding offer by the Selling Member to sell to TER and TER shall have the right to purchase the Interest (the “Offered Interest”) then owned by the Selling Member at the lesser of the Offer Price or the Ceiling Price. Not later than thirty (30) days after receipt of the Selling Member’s Notice, TER shall deliver written notice to the Selling Member and the Company (the “TER Notice”) stating whether TER has elected to purchase the Offered Interest. For purposes of this Section 12.5(a), the “Ceiling Price” shall be (x) the Percentage Interest represented by the Offered Interest multiplied by [*****], (y) multiplied by [*****] (*****).

(b) In the event TER elects not to purchase the Offered Interest as provided above, the Company shall give notice (the “Company Notice”) of that fact to each General Member and each General Member shall have the right to purchase such General Member’s Proportionate Share of the Offered Interest at the lesser of the Offer Price or the Ceiling Price. As used in this Section 12.5(b), “Proportionate Share” shall mean with respect to each Member a fraction, the numerator of which is the Percentage Interest then held by such Member, and the

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denominator of which is the total Percentage Interests of all Members timely electing to purchase the Offered Interest pursuant to this Section 12.5(b). Not later than fifteen (15) days after delivery of the Company Notice, each Member electing to purchase the Offered Interest shall deliver to the Company and the other Members, including the Selling Member, a written notice stating that it has elected to purchase its Percentage Share of the Offered Interest.

(c) The place for the closing of any purchase and sale described in Section 12.5(b) or Section 12.5(c) shall be the principal office of the Company or at such other place as the parties shall agree, within thirty (30) days of the later to occur of the TER Notice or the Company Notice. At the closing, the Selling Member shall sell the Offered Interest at the price specified in Section 12.5(a) and otherwise on the terms specified in the Selling Member’s Notice, and shall deliver to TER or any purchasing General Members, as applicable the Offered Interest free and clear of any and all claims, liens, and encumbrances of every kind and nature by duly executed instruments of transfer of the Offered Interest. If the Ceiling Price has not yet been determined as provided in Section 12.5(a) above at the time for closing as specified in this Section 12.5(c), then the purchase of the Offered Interest shall occur at the Offer Price.

(d) If TER and the General Members fail to purchase the Offered Interest, then the Selling Member shall be free to sell to the Third Party the Offered Interest at a price and on terms no less favorable to the Selling Member than described in the Selling Member’s Notice, provided, however, that such sale is consummated within forty-five (45) days of the date of the Company Notice. As a condition precedent to the effectiveness of a transfer to a Third Party pursuant to this Section 12.5(d), the Conditions of Transfer shall be satisfied. If the sale to the Third Party is not concluded within forty-five (45) days after the date of the Company Notice, then the Interest of the Selling Member shall once again become subject to the right of first refusal set forth herein.

(e) In connection with a prospective sale by a Selling Member of its Interest in the Company, provided the potential third-party purchaser of the Selling Member’s Interest shall have entered into a non-disclosure agreement reasonably acceptable to the Company, and provided further that neither such potential third party purchaser nor any of its Affiliates engages in a competing business anywhere in the Restricted Area, then the Selling Member may furnish, and the Company will cooperate with the Selling Member in furnishing, such information regarding the Company and its business operations as such potential third-party purchaser may reasonably request in order to value and evaluate the Interest of the Selling Member. For purposes of this subsection, the phrase “engages in a competing business” shall mean, directly or indirectly, operating, owning any equity interest in (as a partner, member, shareholder, principal, agent or trustee), or rendering any management, consulting or similar services to, any casino or slot parlor, other than ownership, solely as a passive investment, of securities of an entity traded on any national securities exchange or market if such third party and its Affiliates do not own, collectively, more than of such securities.

12.6 Transfer by TER. Notwithstanding anything contained herein to the contrary, provided the Conditions of Transfer are satisfied, TER may sell, assign, pledge or hypothecate its Interest in the Company, in whole or in part, at any time and from time to time.

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12.7 Drag Along Obligation.

(a) Subject to Section 12.7(b) below, if after the fifth anniversary of the Opening Date, TER shall desire to accept (X) a proposal from a Person for the transfer, directly or indirectly, of all of the Interests of the Company to such person, (Y) the merger or consolidation of the Company with or into another Person in which the Members of the Company will receive cash or securities of any other Person for their Interests or (Z) an offer to purchase all or substantially all of the assets and business of the Company, in each of the above cases for a specified price payable in cash or otherwise and on specified terms and conditions ((X), (Y) and (Z), collectively, a “Sale Proposal”), then TER shall deliver a notice (a “Required Sale Notice”) with respect to such Sale Proposal to each General Member stating that TER proposes to effect the Sale Proposal and providing the identity of the Persons involved in such Sale Proposal and the terms thereof. Each General Member, upon receipt of a Required Sale Notice, shall be obligated (the “Drag Along Obligation”), which Drag Along Obligation shall be enforceable by TER, to sell their Interests and/or participate in the transaction (a “Required Sale”) contemplated by the Sale Proposal, to vote their Interest in favor of such Sale Proposal at any meeting of Members called to vote on or approve such Sale Proposal and otherwise to take all reasonably necessary action to cause the Representatives, the Company and the Members to consummate such Required Sale; provided, that the General Members shall not be obligated to make substantive representations and warranties to the purchaser regarding the business and assets of the Company, but shall be obligated to make customary representations regarding their ownership of their respective Interests in the Company, and the absence of liens and encumbrances thereon; but any holdback of the purchase price by the purchaser shall be allocated proportionally to the consideration payable to each Member. Any such Required Sale Notice may be rescinded by TER by delivering written notice thereof to all of the General Members.

(b) Notwithstanding the provisions of Section 12.7(a) above, the Drag Along Obligation shall only be binding upon the General Members if the consideration to be received by the Members is determined to be fair, from a financial point of view, as evidenced by a fairness opinion from a nationally recognized investment banking or valuation firm retained by the Company to render such fairness opinion to the Board.

12.8. Power of Attorney. Each General Member hereby appoints the Chairman of the Board of Representatives of the Company as its lawful attorney-in-fact, to be effective upon the failure of any General Member to comply with the provisions of Sections 12.3, 12.7 and 14.2, for the purpose of carrying out such provisions on the part of such General Member and taking any action and executing any instrument with respect to the Interest of such General Member which the Chairman of the Board may deem necessary or advisable to accomplish the purposes of Sections 12.3, 12.7 and 14.2. The power of attorney granted hereunder is coupled with an interest and is irrevocable until this Agreement is terminated.

12.9 Participation Rights.

(a) In the event that TER receives a bona fide offer from a third party or parties other than an Affiliate of TER (a “Third Party Buyer”), in a single transaction or series of transactions within a six month period, to purchase more than 50% of TER’s Interest in the Company for a specified price payable in cash or otherwise and on specified terms and conditions (the “Offer”), and TER proposes to sell or otherwise transfer more than 50% of its

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Interest in the Company to the Third Party Buyer pursuant to the Offer, TER shall not effect such sale or transfer unless each General Member is first given the right, on notice from TER, to sell to the Third Party Buyer, at the same price and on the same terms and conditions as stated in the Offer, all or a portion of such Member’s Interest.

(b) Notices of Offer and Intent to Participate. If a General Member wishes to participate in any sale pursuant to Section 12.9(a) (an “Electing Member”) it shall notify TER in writing of such intention not later than fifteen (15) days after receipt of the Notice from TER (as described in Section 12.9(a) above). If TER does not receive such notice from a General Member within such fifteen (15) day period, TER shall be free to consummate the proposed transaction without any obligation to include such General Member’s Participant Interest in such transaction.

(c) Sale of Participation Interests. TER and each Electing Member shall sell to the Third Party Buyer all or such portions of their Interests proposed to be sold by them at not less than the price and upon other terms and conditions, if any, not more favorable to the Third Party Buyer than those stated in the Offer. In the event the Offer proposes to purchase less than 100% of the Interests of the Members, then the Interests to be sold to the Third Party shall be a pro-rata portion of the Interests of TER and the Electing Members.

12.10 TER Restrictive Covenant. For so long as TER or any of its Affiliates own more than a fifteen (15%) Interest in the Company, neither TER nor an Affiliate of TER shall (i) engage in a competing business for its own account anywhere in [*****] (the “Restricted Area”); or (ii) [*****]; provided, however, [*****].

13. EVENTS OF DEFAULT; REMEDIES.

13.1 Events of Default by Member. The following shall constitute events of default under this Agreement (“Events of Default”):

(a) The failure of any Member to fulfill any of its obligations in its capacity as a Member under this Agreement within thirty (30) days after written notice from the other Member, which default may be cured during such thirty (30) day period, provided that no notice shall be required if a Member fails to make all or any portion of such Member’s Capital Contribution within the time periods provided in Article 3 or Article 4 herein; or

(b) A Member suffers an Involuntary Withdrawal.

13.2 Remedies in the Event of Default by a Member. If a Member causes, permits or suffers an Event of Default under this Agreement, such Member (the “Defaulting Member”) shall be subject to the following remedies, each of which shall be cumulative and not exclusive of any other right or remedy of the other Members: During any period in which an Event of Default continues:

(a) If the Event of Default is the failure to make a Capital Contribution, such the Defaulting Member shall be subject to a penalty of $100,000 for each day such Defaulting Member fails to make its Capital Contribution, and upon the tenth day following the failure to

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make timely its Capital Contribution, the Defaulting Member’s Interest in the Company shall be forfeit, without right of the Defaulting Member to cure such Event of Default, and such Defaulting Member shall have no further rights or interests under this Agreement..

(b) Any distributions from the Company to which the Defaulting Member would be entitled shall be retained by the Company in a segregated account, and shall be available to satisfy any damages suffered by the Company on account of the Event of Default.

14. COMPLIANCE WITH PENNSYLVANIA GAMING REGULATIONS

14.1 Licensing. Each Member hereby agrees to cooperate reasonably and promptly with the Company and the other Members, and with the Pennsylvania Gaming Control Board, in obtaining any and all qualifications, licenses, permits or approvals required of the Company, including a Category 2 License, and all qualifications, licenses, permits or approvals required of the Members, including filing applications, submitting to investigations and providing such documentation and information as may be required in connection therewith.

14.2 Disqualification of a Member.

(a) All Interests in the LLC are held subject to the condition that if the Pennsylvania Gaming Control Board determines that a Member (i) does not meet the character requirements of Section 1310 of the Gaming Act or any other eligibility requirements under the Gaming Act or (ii) acquired such Interest in violation of Section 1328 of the Gaming Act, such Member (a “Disqualified Member”) shall divest his, her or its Interest in the LLC; provided that the consideration received by the Disqualified Member in connection with such a divestiture shall not exceed the cost of the Interest. Accordingly, TER shall have the right and option for a period of sixty (60) days following the date of such determination by the Pennsylvania Gaming Control Board to acquire the Interest of the Disqualified Member (exercisable in its own right or in the name of TER’s designee) at a price equal to the lesser of (i) the fair market value of the Interest or (ii) such price as the Disqualified Member is allowed to receive pursuant to applicable Law or order of the Gaming Authorities. In the event TER elects not to purchase the Interest of the Disqualified Member, then each General Member, for a period of sixty (60) days, shall have the right and option to acquire its Proportionate Share of the Interest of the Disqualified Member at a price equal to the lesser of (i) the fair market value of the Interest or (ii) such price as the Disqualified Member is allowed to receive pursuant to applicable Law or order of the Gaming Authorities.

(b) The General Members acknowledge that the Company must vigilantly protect its suitability for licensure, and that TER must at all times vigilantly protect the gaming licenses held by its Affiliates. Accordingly, all agreements involving the operation of the Facility must strictly comply with all applicable laws and all persons and entities to be dealt with by the Company and the Members in connection with the operation of the Facility must be of the highest integrity. The Company, all Members and any third parties or agents acting on their behalf shall at all times comply with all applicable laws and regulations. In addition, all General Members , on behalf of themselves and their respective affiliates, will submit such information as may be requested by the Company, TER and/or the Pennsylvania Gaming Control Board for the purpose of determining suitability for licensure. In the event that the Company, in the course

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of its continuing due diligence, determines at any time prior to the date on which Additional Capital Contributions are made, that any Member is unsuitable for licensure or qualification to hold an equity interest in the Company, or that the affiliation by the Company or TER with any Member could reasonably jeopardize the suitability of the Company to hold a Category 2 License under the Gaming Act or an Affiliate of TER to hold gaming licenses in other jurisdictions, then the Company shall have the right to redeem the Interest of such Member for a redemption price equal to such Member’s Initial Capital Contribution.

14.3 Contacts with Gaming Control Board; Political Contributions.

(a) Neither the Company, nor any Member, nor any affiliate, employee, agent or representative of the Company or any Member, shall meet with any member of the Pennsylvania Gaming Control Board, or discuss any application or other matter which may reasonably be expected to come before the Pennsylvania Gaming Control Board, other than at a public meeting at the offices of the Gaming Board.

(b) Neither the Company, nor any Member, nor any affiliate, employee, agent or representative of the Company or any Member, shall, directly or indirectly, contribute any money, property or services to any candidate for nomination or election to any public office in the Commonwealth of Pennsylvania, or to any group, committee or association organized in support of any such candidate, political committee or state party.

15. ARBITRATION

15.1 Agreement to Arbitrate. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement shall be resolved by binding arbitration in Philadelphia, Pennsylvania, pursuant to the commercial arbitration rules (the “Rules”) of the American Arbitration Association (“AAA”), specifically including the Rules relating to “Expedited Procedures” (the “Expedited Procedures”); and any judgment may be entered in any Court having jurisdiction.

15.2 Jurisdiction. The parties consent to the jurisdiction of the Supreme Court of Pennsylvania, and of the United States District Court for the Eastern District of Pennsylvania, for all purposes in connection with arbitration, including the entry of judgment confirming any award; and consent that any process, notice, motion or other application to either of said courts, and any papers in connection with arbitration, may be served by registered or certified mail, return receipt requested, by personal service, or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed.

15.3 Selection of Arbitrators. The AAA in Philadelphia, PA shall be requested to submit a list of five (5) persons to serve as the arbitrator. The arbitrator will be selected from a panel of persons having experience with and knowledge of the gaming business. The parties shall select the arbitrator from the list submitted, provided that if the parties cannot agree upon the arbitrator, then the arbitrator shall be selected from the list of five (5) through the process of each party jointly striking names from the list until one name remains. The above procedures contemplate that there will only be two (two) parties to the arbitration proceeding; if there are

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more, and the parties cannot agree upon the method of choosing arbitrators the method of proceeding shall be determined pursuant to the then existing Commercial Arbitration Rules of the AAA.

15.4 Determination by the Arbitrator. The decision of arbitrator shall be final and binding upon all parties. A judgment upon any award rendered by arbitrator may be entered and enforced in any court of competent jurisdiction. The arbitrator shall be requested to render an opinion within thirty (30) days after the date the controversy (within fifteen (15) days in the case of any expedited proceeding) is submitted to them.

15.5 Scheduling. The arbitrator is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. The arbitrator is authorized to issue reasonable monetary sanctions against either party if, upon a showing of good cause, such party is unreasonably delaying the proceeding.

15.6 Expenses. The arbitrator shall award to the prevailing party in any arbitration proceeding commenced hereunder the prevailing party’s costs and expenses (including expert witness expenses and reasonable attorneys’ fees but excluding the cost of the arbitrator selected by the prevailing party) of investigating, preparing and presenting such arbitration claim.

15.7 Expedited Procedures. Each party hereto hereby consents to the use, of the Expedited Procedures without regard to the amount in controversy and agrees to cooperate in all respects with the arbitrator in order to permit a speedy resolution to such disputes. The arbitrator shall convene a hearing as quickly as practicable after his or her appointment, and in any event no later than fifteen (15) days after such appointment. There shall be only one hearing, which shall not exceed five (5) consecutive business days in length.

15.8 Other Procedures. The arbitrator is specifically authorized to render partial or full summary judgment as provided for in the Federal Rules of Civil Procedure. The Federal Rules of Evidence shall apply to the arbitration hearing. The party bringing a particular claim or asserting an affirmative defense will have the burden of proof with respect thereto. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement. At the time of granting or denying a motion for hearing, the arbitrator shall prepare and distribute to the parties a writing setting forth the arbitrator’s findings of facts and conclusions of law relating to the dispute, including the reasons for the giving or denial of any aware.

15.9 Certain Decisions or Disputes Not Subject to Arbitration. Notwithstanding anything to the contrary in the foregoing, the following decisions or disputes shall not be subject to arbitration:

(a) Consents, approvals or decisions made by the Board of Member Representatives pursuant to Section 7.1;

(b) Consents or approvals of the Members at a meeting of Members pursuant to Section 7.1.

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(c) Matters arising from the requirements and obligations provided in Article 12.

Furthermore, the arbitrators shall have no power to alter or modify any express provision of this Agreement, or to render an award which has the effect of altering or modifying any express provision hereof, provided, however, that any application for reformation of this Agreement shall be made to the arbitrators and not to any Court, and the arbitrators shall be empowered to determine whether valid grounds for reformation exist.

15.10 Certain Limitations on the Authority of Arbitrators. Notwithstanding Sections 13.1 and 13.2 above, the arbitrator(s) shall not have the authority to (i) cause any Member to contribute capital to the Company, (ii) cause the Company to sell substantially all of its assets or merger with any other Company.

15.11 Time Limitations. Any arbitration proceeding must be instituted within one year after the claimed breach occurred, and a party’s failure to institute arbitration proceedings within such period shall constitute an absolute bar to the institution of any proceedings by said party and a waiver of such claimed breach. Notwithstanding any Law or rule to the contrary, the determination of whether said one-year period has expired shall be made by the Court and shall not be within the jurisdiction of the arbitrators.

16. MISCELLANEOUS

16.1 Tense or Gender. All terms and words used in this Agreement, regardless of the tense or gender in which they are used, shall be deemed to include each other tense and gender unless the context requires otherwise.

16.2 Further Assurances. The Members agree immediately and from time to time to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and to do all such other acts and things as may be required by Law, or, in the opinion of a majority in Interest of the Members, as may be necessary or advisable to carry out the intent and purposes of this Agreement.

16.3 Notices. Unless otherwise specified in this Agreement, all notices, demands, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (hereinafter referred to collectively as “Notices”) shall be in writing and may be delivered by hand, by overnight courier, or mailed by registered or certified mail, postage prepaid, to the appropriate Member or to the Company at the address set forth in the Preamble or Schedule A, as applicable. Notice may also be sent to such other addresses or substitute addresses of which a Member advises the Company by notice given in the manner set forth herein. Notices given in compliance with the provisions of this Section 16.3 shall be deemed to have been duly given when received or upon refusal to accept delivery, or as demonstrated by the sender.

16.4 Governing Law. The parties agree that the parties shall be governed by, and this Agreement shall be construed in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed in such State (without regard to choice of laws).

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16.5 Counterparts. This Agreement may be executed in counterparts and each counterpart so executed by each Member shall constitute an original, all of which when taken together shall constitute one agreement, notwithstanding that all the parties are not signatories to the same counterpart.

16.6 Entire Agreement. This Agreement is the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements relative to such subject matter.

16.7 Amendments. This Agreement may not be changed, modified, amended waived or discharged, in whole or in part, unless in writing and signed by all of the Members.

16.8 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.

16.9 Submission to Jurisdiction; Agent to Service. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF DELAWARE, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT EXECUTED HEREUNDER, OTHER THAN ANY ACTION OR PROCEEDING REQUIRED BY SECTION 15 HEREOF TO BE SUBMITTED TO ARBITRATION, SHALL BE LITIGATED IN SUCH COURTS, AND EACH OF THE PARTIES WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS TO ALL SUCH SERVICE OR PROCESS MADE IN THE MANNER SET FORTH IN SECTION 16.3 HEREOF. Nothing contained in this Section shall affect the right of any party to serve legal process on any other party in any other manner permitted by law. Nothing contained in this Section shall affect the obligations of the parties with respect to the arbitration of disputes under Section 15 hereof.

16.10 Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

16.11 Parties Bound. This Agreement shall be binding upon the Members and their respective successors, assigns, heirs, devises, legal representatives, executors and administrators. Any Person acquiring or claiming an Interest in the Company, in any manner whatsoever, shall be subject to and bound by all the terms, conditions and obligations of the Agreement to which his predecessor in Interest was subject or bound, without regard to whether such Person has executed this Agreement or a counterpart hereof or any other document contemplated hereby. No Person shall have any rights or obligations relating to the Company greater than those set forth in this Agreement, and no Person shall acquire an Interest in the Company or become a Member thereof except as permitted by the terms of this Agreement.

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16.12 Strict Construction. It is the intent of the Members upon execution hereof that this Agreement shall be deemed to have been prepared by all of the parties. The language in all parts of this Agreement shall be in all cases construed simply according to its full meaning and not strictly for or against any of the Members.

16.13 Singular and Plural Terms. The singular of any defined term or any term used herein shall be deemed to include the plural.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TER KEYSTONE DEVELOPMENT, LLC		MSM GAMING, INC.

By:	/s/ James B. Perry James B. Perry President and Chief Executive Officer	By:	/s/ Nathan B. Morris Nathan B. Morris

YO! GAMING, LLC		MLGC, L.P.

By:	/s/ Pasquale W. Croce, Jr. Pasquale W. Croce, Jr.	By:	/s/ Leslie A. Brun Leslie A. Brun

NEIGHBORHOOD PARTNERSHIP, LLC

By:	/s/ Brian P. Tierney Brian P. Tierney	/s/ Mitchell Morgan Mitchell Morgan

QUAKER CITY GAMING, LLC

By:	/s/ Peter Ciarrocchi, Jr. Peter Ciarrocchi, Jr.

S&B INVESTMENTS GROUP, LLC

By:	/s/ Gerald S. Segal Gerald S. Segal

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[to be provided on behalf of each General Member]

GUARANTY OF ADDITIONAL CAPITAL CONTRIBUTION

The undersigned, jointly and severally if more than one, hereby personally and unconditionally guarantee(s) to KEYSTONE REDEVELOPMENT PARTNERS, LLC (the “Company”), each other Member, and any Person extending credit to of for the benefit of the Company, the timely payment by [Member Name] to the Company of its Additional Capital Contribution as provided in Section 4.1 herein and on Schedule B hereto. The undersigned acknowledge that the Members are relying on this guaranty in entering into the Limited Liability Company Agreement of the Company, and that lenders to the Company will be relying on this guaranty in extending credit to the Company.

NATURE OF GUARANTY. This Guaranty is primary, absolute, irrevocable, unconditional and continuing and enforcement of this Guaranty shall not be contingent upon pursuit by the Company or the Members of any remedies they may have against [Member Name], whether pursuant to the terms of any agreements or by law, and neither the Company nor any Members shall be required to (i) institute any judicial action against [Member Name], (ii) enforce any other remedy against [Member Name], or (iii) take any action to realize upon any property or collateral assigned, pledged or otherwise available to the Company as security for performance of the obligations of Buyer.

WAIVERS AND CONSENTS. The undersigned hereby waive(s) (i) notice of acceptance of this Guaranty and of extensions of credit by lenders to the Company; (ii) presentment, demand, protest and notice of dishonor of the obligation hereby guaranteed; (iii) demand by the Company for observance or performance of, or enforcement by the Company of any terms or provisions of the Agreement, or any terms or provisions of this Guaranty; (iv) any defense arising by reason of any disability or other defense of or by reason of the cessation from any cause whatsoever of [Member Name] ; and (v) any right to require the Company to bring any action against [Member Name] or any other person; to proceed against or exhaust any security held from [Member Name]; or to pursue any other remedy in the Company’s power whatsoever.

Name:
Date:

SCHEDULE A

GENERAL MEMBERS

Name	Address	Phone No.	Email
Yo! Gaming LLC	[*****]	[*****]

Neighborhood Partnership, LLC	[*****]	[*****]

Quaker City Gaming, LLC	[*****]

S&B Investments Group, LLC	[*****]

MSM Gaming, Inc.	[*****]

MLGC, L.P.	[*****]	[*****]

Mitchell Morgan	Morgan Properties 160 Clubhouse Road King of Prussia, PA 19406	[*****]	[*****]

SCHEDULE B

CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS

Name	Initial Capital Contribution	Additional Capital Contribution		Percentage Interest
TER Keystone Redevelopment, LLC	Option and Pre- Formation Development Materials (value of $4,645,885)	$39,854,115		63.5555%

Yo! Gaming, LLC	[*****]	[*****	]	[*****	]

Neighborhood Partnership, LLC	[*****]	[*****	]	[*****	]

Quaker City Gaming, LLC	[*****]	[*****	]	[*****	]

S&B Investments Group, LLC	[*****]	[*****	]	[*****	]

MSM Gaming, Inc.	[*****]	[*****	]	[*****	]

MLGC, L.P.	[*****]	[*****	]	[*****	]

Mitchell Morgan	[*****]	[*****	]	[*****	]

Total	$4,663,385	$65,354,115		100%

SCHEDULE C

BUSINESS PLAN

[*****]